UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2012

CHOICE HOTELS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13393	52-1209792
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10750 Columbia Pike, Silver Spring, Maryland 20901

(Address of Principal Executive Offices) (Zip Code)

(301) 592-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On February 20, 2012, Fiona P. Dias, informed the Board of Directors of Choice Hotels International, Inc. (the “Company”) that she will not stand for re-election as director of the Company upon the expiration of her term as a Class III director at the Company’s 2012 Annual Meeting of shareholders (the “Annual Meeting”). Ms. Dias has served as a director of the Company since 2004. Ms. Dias’s decision not to stand for re-election was not due to a disagreement with the Company.

In accordance with the mandatory retirement provision of the Company’s Corporate Governance Guidelines, David C. Sullivan will retire from the Company’s Board of Directors effective at the Annual Meeting. Mr. Sullivan has served as a director of the Company since 2006.

(d) On February 20, 2012, the Company’s Board of Directors approved an increase in the size of the Board from ten to eleven members and appointed Barbara T. Alexander as a Class III Director, for a term expiring at the Annual Meeting. Ms. Alexander will serve on the Audit Committee of the Board of Directors.

Ms. Alexander’s compensation for services as director will be consistent with that of the Company’s other non-employee directors.

The information required by Item 404(a) of Regulation S-K is not yet determined at the time of this filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 23, 2012	Choice Hotels International, Inc.

	By:	/s/ David L. White
	Name:	David L. White
	Title:	Senior Vice President, Chief Financial Officer & Treasurer